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                                                                     EXHIBIT 1.1

                                5,500,000 Shares

                          EVERGREEN MEDIA CORPORATION

                 $3.00 Convertible Exchangeable Preferred Stock

                               PURCHASE AGREEMENT

                                                     June 10, 1997

Alex. Brown & Sons Incorporated
BT Securities Corporation
Credit Suisse First Boston Corporation
Goldman, Sachs & Co.
NationsBanc Capital Markets, Inc.
TD Securities (USA) Inc.
c/o Alex. Brown & Sons Incorporated
One South Street
Baltimore, Maryland 21202

Ladies and Gentlemen:

         Evergreen Media Corporation (the "COMPANY"), a Delaware corporation, hereby confirms its agreement with you (the "INITIAL PURCHASERS"), as set forth below.

          1. The Securities. Subject to the terms and conditions herein contained, the Company proposes to issue and sell to the Initial Purchasers 5,500,000 shares of its $3.00 Convertible Exchangeable Preferred Stock, par value $.01 per share (the "FIRM SHARES"). The Company also proposes to issue and sell to the Initial Purchasers not more than 500,000 additional shares of its $3.00 Convertible Preferred Stock (the "Additional Shares") if requested by the Initial Purchasers pursuant to Section 3 hereof. The Firm Shares and the Additional Shares are herein collectively referred to as the "Shares." The shares of $3.00 Convertible Exchangeable Preferred Stock to be outstanding after giving effect to the sales contemplated hereby are hereafter referred to as the "Convertible Preferred Stock."

         The Shares are convertible at the option of the holder at any time, unless previously redeemed or exchanged, into Class A Common Stock, par value $.01
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per share (the "CLASS A COMMON STOCK"), of the Company at a conversion price of
$50.00 per share of Class A Common Stock subject to adjustment. The Shares are exchangeable, subject to certain conditions, at the option of the Company, in whole but not in part, on any dividend payment date commencing September 15, 2000, for the Company=s 6% Convertible Subordinated Debentures due 2012 (the "DEBENTURES"). The Debentures are to be issued under an indenture (the "INDENTURE") dated as of June 16, 1997 between the Company and Bank of New
York, as trustee (the "TRUSTEE"). The Debentures are convertible, at the option of the holders thereof into Class A Common Stock at a conversion price of $50.00 per share of Class A Common Stock subject to adjustment. The Shares, the Debentures issuable on exchange thereof and the Class A Common Stock issuable upon conversion of the Shares or the Debentures, as appropriate, are referred to herein collectively as the "SECURITIES."

         The Shares will be offered and sold to the Initial Purchasers without being registered under the Securities Act of 1933, as amended (the "ACT"), in reliance on exemptions therefrom.

         In connection with the sale of the Shares, the Company has prepared a preliminary offering memorandum dated May 23, 1997 (the "PRELIMINARY MEMORANDUM"), and a final offering memorandum dated June 10, 1997 (the "FINAL MEMORANDUM;" the Preliminary Memorandum and the Final Memorandum each herein being referred to as a "MEMORANDUM") setting forth or including a description of the terms of the Securities, the terms of the offering of the Shares, a description of the Company and any material developments relating to the Company occurring after the date of the most recent historical financial statements included therein. All references in this Agreement to a Memorandum include the documents incorporated by reference therein.

         The Initial Purchasers and their direct and indirect transferees of the Securities will be entitled to the benefits of the Registration Rights Agreement, substantially in the form attached hereto as Exhibit A (the "REGISTRATION RIGHTS AGREEMENT"), pursuant to which the Company has agreed, among other things, to file a shelf registration statement (the "REGISTRATION STATEMENT") with the Securities and Exchange Commission (the "COMMISSION") registering the Securities under the Act.

          2. Representations and Warranties of the Company. The Company represents and warrants to and agrees with the Initial Purchasers that:

                 (a) Each document, if any, filed or to be filed pursuant to the Securities Exchange Act of 1934 (the "Exchange Act"), as amended, and





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         incorporated by reference in the Final Memorandum complied or will comply when so filed in all material respects with the Exchange Act and the applicable rules and regulations of the Commission thereunder.

                 (b) Neither the Preliminary Memorandum as of the date thereof nor the Final Memorandum nor any amendment or supplement thereto as of the date thereof and at all times subsequent thereto up to the Closing Date (as defined in Section 3 below) contained or contains any untrue statement of a material fact or omitted or omits to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, except that the representations and warranties set forth in this Section 2(b) shall not apply to statements or omissions made in reliance upon and in conformity with information relating to any of the Initial Purchasers furnished to the Company in writing by the Initial Purchasers expressly for use in the Preliminary Memorandum, the Final Memorandum or any amendment or supplement thereto.

                 (c) Each of the Company and its subsidiaries has been duly incorporated, is validly existing as a corporation in good standing under the laws of its jurisdiction of incorporation and has the corporate power and authority to carry on its business as it is currently being conducted and to own, lease and operate its properties, and each is or as of the Closing Date will be duly qualified and is or as of the Closing Date will be in good standing as a foreign corporation authorized to do business in each jurisdiction in which the nature of its business or its ownership or leasing of property requires such qualification, except where the failure to be so qualified would not have a material adverse effect on the Company and its subsidiaries, taken as a whole.

                 (d) All of the outstanding shares of capital stock of, or other ownership interests in, each of the Company's subsidiaries have been duly authorized and validly issued and are fully paid and non-assessable, and are owned, directly or indirectly, by the Company, free and clear of any security interest, claim, lien, encumbrance or adverse interest of any nature, other than (i) the stock pledge securing certain obligations of the Company, Evergreen Media Corporation of Los Angeles ("Evergreen LA") and the subsidiaries of Evergreen LA under the Senior Credit Facility (as such term is defined in the Final Memorandum) and (ii) the pledge by the Company of the common stock of Evergreen Media Corporation of Texas in connection with the alternative financing of the Gannett Acquisition (as such term is defined in the Final Memorandum).





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                 (e)   All the shares of capital stock of the Company
         outstanding prior to the issuance of the Shares have been duly authorized and validly issued and are fully paid and non-assessable and not subject to any preemptive or similar rights.

                 (f) The authorized capital stock of the Company (including the Class A Common Stock and the Convertible Preferred Stock) conforms as to legal matters to the description thereof contained in the Final Memorandum.

                 (g) This Agreement has been duly authorized, executed and delivered by the Company and is a valid and binding agreement of the Company enforceable in accordance with its terms (except as rights to indemnity and contribution hereunder may be limited by applicable law).

                 (h) Neither the Company nor any of its subsidiaries is in violation of its respective charter or by- laws (or other organizational documents) or in default in the performance of any obligation, agreement or condition contained in any bond, debenture, note or any other evidence of indebtedness or in any other agreement or instrument material to the conduct of the business of the Company and its subsidiaries, taken as a whole, to which the Company or any of its subsidiaries is a party or by which it or any of its subsidiaries or their respective property is bound.

                 (i) The execution, delivery and performance of this Agreement, the Indenture, the Registration Rights Agreement and the Certificate of Designation related to the Convertible Preferred Stock (the "Certificate of Designation"), compliance by the Company with all the provisions hereof and thereof, the issuance and sale of the Shares, the issuance of the Debentures upon exchange of the Shares (assuming that the issuance of the Debentures upon exchange of the Shares were to take place on the Closing Date (as defined below)) and the issuance of the Class A Common Stock upon conversion of the Shares and the Debentures, as applicable, and the consummation of the transactions contemplated hereby and thereby will not (A) assuming compliance by the Initial Purchasers with their representations, warranties and agreements set forth in Section 8 hereof, require any consent, approval, authorization or other order of any court, regulatory body, administrative agency or other governmental body, including the Federal Communications Commission (the "FCC"), except
         (x) such as have been obtained or made and are in full force and effect, (y) in the case of the performance of and compliance with the Registration





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         Rights Agreement, such as will be obtained and made under the Act and the Trust Indenture Act of 1939, as amended (the "TIA") and (z) as may be required under Blue Sky laws of the various states; (B) conflict with or constitute a breach of any of the terms or provisions of, or a default under, the charter or by-laws (or other organizational documents) of the Company or any of its subsidiaries; (C) require any consent or approval (which has not been obtained) of the parties to, or conflict with or constitute a breach of any of the terms or provisions of, or a default under, any agreement or other instrument to which it or any of its subsidiaries is a party or by which it or any of its subsidiaries or their respective property is bound, except that the issuance of the Debentures upon exchange of the Shares on the Closing Date would require obtaining consents under the Senior Credit Facility (including the Company=s guarantee of Evergreen LA=s obligations thereunder) and the Chancellor Merger Agreement (as such term is defined in the Final Memorandum); (D) assuming compliance by the Initial Purchasers with their representations, warranties and agreements set forth in Section 8 hereof, violate or conflict with any laws or administrative regulations, including without limitation the Communications Act of 1934, as amended, and the rules and regulations of the FCC thereunder (collectively called the "Communications Act"), rulings or court decrees applicable to the Company, any of its subsidiaries or their respective property; (E) result in termination or revocation of any of the permits, licenses, approvals, orders, certificates, franchise or authorization of governmental or regulatory authorities, including those relating to the Communications Act, owned or held by the Company or any of its subsidiaries in order to conduct the broadcast operations of the stations owned or operated by them ("Licenses") or result in any other material impairment of the rights of the holder of any such License; or (F) result in the creation or imposition of any lien on any asset of the Company or any of its subsidiaries.

                 (j) Except as otherwise set forth in the Final Memorandum, there are no material legal or governmental proceedings pending to which the Company or any of its subsidiaries is a party or of which any of their respective property (including without limitation Licenses) is the subject, and, to the best of the Company's knowledge, no such proceedings are threatened or contemplated; there are no material contracts or other documents which would be required to be described in a prospectus pursuant to the Act that are not described in the Final Memorandum.

                 (k) Each of the Company and its subsidiaries is operating in compliance with all (and has not violated any) laws, regulations,





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         administrative orders or rulings or court decrees applicable to it or to any of its property (including without limitation those relating to broadcast operations, environmental, safety or similar matters, federal or state laws relating to the hiring, promotion or pay of employees, the Employees Retirement Income Security Act or the rules and regulations promulgated thereunder), except for violations which will not result in any material adverse change in the business, prospects, financial condition or results of operations of the Company and its subsidiaries, taken as a whole.

                 (l) Each of the Company and its subsidiaries has such Licenses as are necessary to own, lease and operate its respective properties and to conduct its business; each of the Company and its subsidiaries has fulfilled and performed all of its material obligations with respect to such Licenses and no event has occurred which allows, or after notice or lapse of time would allow, revocation or termination thereof or results in any other material impairment of the rights of the holder of any such permit.

                 (m) Except as otherwise set forth in the Final Memorandum or such as are not material to the business, prospects, financial condition or results of operation of the Company and its subsidiaries, taken as a whole, the Company and each of its subsidiaries has good and marketable title, free and clear of all liens, claims, encumbrances and restrictions except liens for taxes not yet due and payable, to, and enjoys peaceful and undisturbed possession of, all property and assets described in the Final Memorandum as being owned by it.

                 (n) KPMG Peat Marwick LLP are independent public accountants with respect to the Company for the purposes of the Act.

                 (o) The financial statements and related notes included in the Final Memorandum (other than the Viacom Financials, the WDRQ Financials, the Riverside Financials, the WLIT Financials, the KYSR/KIBB Financials, the WDAS Financials, the KKSF/KDFC Financials, the Chancellor Financials, the Century Financials and WJLB Financials, each as defined below), present fairly the consolidated financial position, results of operations and changes in cash flows of the Company and/or its subsidiaries on the basis stated in the Final Memorandum at the respective dates or for the respective periods to which they apply; such statements and related schedules and notes have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods involved, except as disclosed therein; the pro forma financial information included in the Final





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         Memorandum has been prepared in accordance with the Commission's rules and guidelines with respect to pro forma financial statements and the assumptions used in the preparation thereof are, in the Company's opinion, reasonable; and the other financial and statistical information and data included in the Final Memorandum is, in all material respects, accurately presented and prepared on a basis consistent with such financial statements and the books and records of the Company.

                 (p) After due inquiry, the Company has no reason to believe that (A) the combined financial statements and related notes of WMZQ Inc. and Viacom Broadcasting East Inc. (the "VIACOM FINANCIALS") included in the Final Memorandum do not fairly present, as applicable, the consolidated financial position, results of operations and changes in cash flows of WMZQ Inc. ("WMZQ") and/or its subsidiaries and Viacom Broadcasting East Inc. ("VIACOM") and/or its subsidiaries on the basis stated in the Final Memorandum at the respective dates or for the respective periods to which they apply or (B) the Viacom Financials have not been prepared in accordance with generally accepted accounting principles consistently applied, except as disclosed therein.

                 (q) After due inquiry, the Company has no reason to believe that (A) the financial statements and related notes of WDRQ Inc. (the "WDRQ FINANCIALS") included in the Final Memorandum do not fairly present, as applicable, the consolidated financial position, results of operations and changes in cash flows of WDRQ Inc. ("WDRQ") and/or its subsidiaries on the basis stated in the Final Memorandum at the respective dates or for the respective periods to which they apply or
         (B) the WDRQ Financials have not been prepared in accordance with generally accepted accounting principles consistently applied, except as disclosed therein.

                 (r) After due inquiry, the Company has no reason to believe that (A) the combined financial statements and related notes of Riverside Broadcasting Co., Inc. and WAXQ Inc. (the "RIVERSIDE FINANCIALS") included in the Final Memorandum do not fairly present, as applicable, the consolidated financial position, results of operations and changes in cash flows of Riverside Broadcasting Co., Inc. ("RIVERSIDE") and/or its subsidiaries and WAXQ Inc. ("WAXQ") and/or its subsidiaries on the basis stated in the Final Memorandum at the respective dates or for the respective periods to which they apply or (B) the Riverside Financials have not been prepared in accordance with generally accepted accounting principles consistently applied, except as disclosed therein.





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                 (s)   After due inquiry, the Company has no reason to believe
         that (A) the financial statements and related notes of WLIT Inc. (the "WLIT FINANCIALS") included in the Final Memorandum do not fairly present, as applicable, the consolidated financial position, results of operations and changes in cash flows of WLIT Inc. ("WLIT") and/or its subsidiaries on the basis stated in the Final Memorandum at the respective dates or for the respective periods to which they apply or
         (B) the WLIT Financials have not been prepared in accordance with generally accepted accounting principles consistently applied, except as disclosed therein.

                 (t) After due inquiry, the Company has no reason to believe that (A) the combined financial statements and related notes of KYSR Inc. and KIBB Inc. (the "KYSR/KIBB FINANCIALS") included in the Final Memorandum do not fairly present, as applicable, the consolidated financial position, results of operations and changes in cash flows of KYSR Inc., and KIBB Inc. (collectively, "KYSR/KIBB") on the basis stated in the Final Memorandum at the respective dates or for the respective periods to which they apply or (B) the KYSR/KIBB Financials have not been prepared in accordance with generally accepted accounting principles consistently applied, except as disclosed therein.

                 (u) After due inquiry, the Company has no reason to believe that (A) the financial statements and related notes of WDAS AM/FM (station owned and operated by Beasley FM Acquisition Corp.) (the "WDAS FINANCIALS") included in the Final Memorandum do not fairly present, as applicable, the consolidated financial position, results of operations and changes in cash flows of WDAS AM/FM (station owned and operated by Beasley FM Acquisition Corp.) ("WDAS") on the basis stated in the Final Memorandum at the respective dates or for the respective periods to which they apply or (B) the WDAS Financials have not been prepared in accordance with generally accepted accounting principles consistently applied, except as disclosed therein.

                 (v) After due inquiry, the Company has no reason to believe that (A) the financial statements and related notes of KKSF-FM and KDFC-AM/FM (A Division of the Brown Organization) (the "KKSF/KDFC FINANCIALS") included in the Final Memorandum do not fairly present, as applicable, the consolidated financial position, results of operations and changes in cash flow of KKSF-FM and KDFC-AM/FM (A Division of the Brown Organization) (collectively, "KKSF/KDFC") on the basis stated in the Final Memorandum at the respective dates or for the respective





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         periods to which they apply or (B) that the KKSF/KDFC Financials have not been prepared in accordance with generally accepted accounting principles consistently applied, except as disclosed herein.

                 (w) After due inquiry, the Company has no reason to believe that (A) the financial statements and related notes of Chancellor Broadcasting Company (the "CHANCELLOR FINANCIALS") included in the Final Memorandum do not fairly present, as applicable, the consolidated financial position, results of operations and changes in cash flow of Chancellor Broadcasting Company ("CHANCELLOR") and/or its subsidiaries on the basis stated in the Final Memorandum at the respective dates or for the respective periods to which they apply or
         (B) that the Chancellor Financials have not been prepared in accordance with generally accepted accounting principles consistently applied, except as disclosed therein.

                 (x) After due inquiry, the Company has no reason to believe that (A) the financial statements and related notes of Century Chicago Broadcasting, L.P. (the "CENTURY FINANCIALS") included in the Final Memorandum do not fairly present, as applicable, the consolidated financial position, results of operations and changes in cash flow of Century Chicago Broadcasting, L.P. ("CENTURY") and/or its subsidiaries on the basis stated in the Final Memorandum at the respective dates or for the respective periods to which they apply or (B) that the Century Financials have not been prepared in accordance with generally accepted accounting principles consistently applied, except as disclosed therein.

                 (y) After due inquiry, the Company has no reason to believe that (A) the financial statements and related schedules and notes of WJLB/WMXD Detroit, (the "WJLB/WMXD FINANCIALS") included in the Final Memorandum do not fairly present , as applicable, the consolidated financial position, results of operations and changes in cash flow of WLJB/WMXD, Detroit ("WJLB/WMXD") and/or its subsidiaries on the basis stated in the Final Memorandum at the respective dates or for the respective periods to which they apply or (B) that the WJLB/WMXD Financials have not been prepared in accordance with generally accepted accounting principles consistently applied, except as disclosed therein.

                 (z) The agreements (the "Pending Evergreen Transactions Agreements") relating to each of the pending transactions described in the Final Memorandum under the captions "BUSINESS AND PROPERTIES - RECENT DEVELOPMENTS - CHANCELLOR MERGER" and "BUSINESS AND PROPERTIES
         - RECENT DEVELOPMENTS - PENDING EVERGREEN TRANSACTIONS"





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         have been duly authorized, executed and delivered by the Company or one or more of its subsidiaries and constitute the valid and binding agreements of the Company and/or its subsidiaries (except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors' rights generally or by general equity principles) and, except as described in the Final Memorandum, the Company has no reason to believe based on information known to it as of the date of this Agreement that the transactions contemplated by the Pending Transactions Agreements will not be consummated on the basis described therein.

                (aa) After due inquiry, the Company has no reason to believe that the agreements (the "PENDING CHANCELLOR TRANSACTION AGREEMENTS") relating to each of the pending transactions described in the Final Memorandum under the captions "BUSINESS AND PROPERTIES - RECENT DEVELOPMENTS - CHANCELLOR MERGER" and "BUSINESS AND PROPERTIES - RECENT DEVELOPMENTS - PENDING CHANCELLOR TRANSACTIONS" have not been duly authorized, executed and delivered by Chancellor or one or more of its subsidiaries and do not constitute the valid and binding agreements of Chancellor and/or its subsidiaries (except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors= rights generally or by general equity principles) and, except as described in the Final Memorandum, the Company has no reason to believe based on information known to it as of the date of this Agreement that the transactions contemplated by the Pending Chancellor Transactions Agreements will not be consummated on the basis described therein.

                (bb) The Company is not and, after giving effect to the offering and sale of the Shares and the application of the proceeds thereof as described in the Final Memorandum, will not be an "investment company" as such term is defined in the Investment Company Act of 1940, as amended.

                (cc) The Company has complied with all provisions of Section 517.075, Florida Statutes (Chapter 92- 198, Laws of Florida) relating to the disclosure of business with Cuba.

                (dd) The Certificate of Designation has been duly authorized by the Company and on or prior to the Closing Date will have been duly executed and delivered by the Company and filed with the Secretary of State of the State of Delaware; the Shares have been duly authorized and,





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         when issued and delivered to the Initial Purchasers against payment therefor in accordance with the terms hereof, will be validly issued, fully paid and nonassessable and the issuance of such Shares will not be subject to any preemptive or similar rights.

                (ee) The shares of Class A Common Stock of the Company to be issued upon conversion of the Convertible Preferred Stock and the Debentures have been duly authorized and reserved for issuance upon such conversion and, when issued upon such conversion in accordance with the Certificate of Designation and Indenture, respectively, will be validly issued, fully paid and non-assessable and the issuance of such shares will not be subject to any preemptive or similar rights.

                 (ff) The Debentures have been duly authorized by the Company for issuance and conform to the description thereof in the Final Memorandum. The Debentures, when executed by the Company and authenticated by the Trustee in accordance with the provisions of the Indenture and delivered upon the exchange of the Shares in accordance with the Certificate of Designation, will have been duly executed, issued and delivered and will constitute valid and legally binding obligations of the Company, entitled to the benefits of the Indenture and enforceable against the Company in accordance with their terms (except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors' rights generally or by general equity principles). The Company has all requisite corporate power and authority to execute, deliver and perform its obligations under the Indenture; the Indenture has been duly authorized by the Company and meets the requirements for qualification under the TIA and, when executed and delivered by the Company (assuming the due authorization, execution and delivery by the Trustee), will constitute a valid and legally binding agreement of the Company, enforceable against it in accordance with its terms (except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors' rights generally or by general equity principles). The Indenture conforms to the description thereof in the Final Memorandum.

                (gg) The Company has all requisite corporate power and authority to execute and deliver the Registration Rights Agreement; the Registration Rights Agreement has been duly authorized by the Company and, when executed and delivered by the Company (assuming due authorization, execution and delivery by you), will constitute a valid and legally binding





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         agreement of the Company enforceable against it in accordance with its terms (except (x) as any rights for indemnity and contribution thereunder may be limited by applicable law and (y) as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors' rights generally or by general equity principles). The Registration Rights Agreement conforms to the description thereof in the Final Memorandum.

                (hh) The execution and delivery of this Agreement, the Indenture, the Certificate of Designation and the Registration Rights Agreement and the sale of the Shares as provided herein will not involve any prohibited transaction within the meaning of Section 406 of Employee Retirement Income Security Act of 1974, as amended, or
         Section 4975 of the Internal Revenue Code of 1986, as amended. The representation made by the Company in the preceding sentence is made in reliance upon and subject to the accuracy of, and compliance with, the representations and covenants made or deemed made by the persons purchasing the Shares from the Initial Purchasers as set forth in the Final Memorandum under the section entitled "Transfer Restrictions."

                (ii) There are no holders of securities of the Company who, by reason of the execution by the Company of any of the Certificate of Designation, the Indenture, the Registration Rights Agreement or this Agreement or the consummation of the transactions contemplated therein, have the right to request or demand that the Company register under the Act any securities held by them, except that holders of Convertible Preferred Stock, Debentures issuable on exchange thereof or shares of Class A Common Stock issuable upon conversion thereof will have registration rights pursuant to the Registration Rights Agreement.

                (jj) Other than this Agreement, there are no contracts, agreements or understandings between the Company or any of its subsidiaries and any person that would give rise to a valid claim against the Company or any of its subsidiaries or any of the Initial Purchasers for a brokerage commission, finder=s fee or like payment in connection with the issuance, purchase and sale of Shares.

                (kk) None of the Company, any of its subsidiaries or any of their respective Affiliates (as defined in Rule 501(b) of Regulation D under the Act) has directly, or through any agent, (i) sold, offered for sale, solicited offers to buy or otherwise negotiated in respect of, any "security" (as defined in the Act) which is or could be integrated with the sale of the





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         Securities in a manner that would require the registration under the
         Act of the Securities or (ii) engaged in any form of general solicitation or general advertising (as those terms are used in Regulation D under the Act) in connection with the offering of the Securities or in any manner involving a public offering within the meaning of Section 4(2) of the Act. Assuming the accuracy of the representations, warranties, and agreements of the Initial Purchasers in Section 8 hereof, it is not necessary in connection with the offer, sale and delivery of the Shares to the Initial Purchasers in the manner contemplated by this Agreement to register any of the Securities under the Act or to qualify the Indenture under the TIA.

                (ll) The Convertible Preferred Stock satisfies the requirements set forth in Rule 144A(d)(3) under the Act.

                (mm) None of the Company, its subsidiaries or any agent acting on their behalf has taken or will take any action that might cause this Agreement or the sale of the Shares to violate Regulation G, T, U or X of the Board of Governors of the Federal Reserve System, in each case as in effect, or as the same may hereafter be in effect, on the Closing Date.

                (nn) None of the Company or the subsidiaries has taken, directly or indirectly, any action prohibited by Regulation M under the Act in connection with the offering of the Shares contemplated hereby.

          3. Purchase, Sale and Delivery of the Shares. On the basis of the representations, warranties, agreements and covenants herein contained and subject to the terms and conditions herein set forth, the Company agrees to issue and sell to the Initial Purchasers, and the Initial Purchasers, acting severally and not jointly, agree to purchase from the Company, at a price of $48.25 per share (the "Share Price"), the number of Shares set forth opposite their respective names on Schedule A hereto.

         On the basis of the representations, warranties, agreements and covenants contained in this Agreement, and subject to its terms and
conditions, the Company   agrees to issue and sell to the Initial Purchasers
the Additional Shares, if any, and the Initial Purchasers shall have a one-time right to purchase, severally and not jointly, up to 500,000 Additional Shares from the Company at the Share Price. Additional Shares may be purchased solely for the purpose of covering over-allotments made in connection with the offering of the Firm Shares. The Initial Purchasers may exercise their right to purchase Additional Shares in whole or in part by giving written notice thereof to the Company at any time within 30 days after the date of the Final Memorandum. You shall give such notice on behalf of the Initial Purchasers and the notice shall specify the aggregate number of Additional Shares to be purchased and the date for payment and delivery thereof. The date specified in the notice shall be a business day (i) no earlier than the Closing Date (as hereinafter defined) and (ii) no later than ten business days after such notice has been given. Each Initial Purchaser, severally and not jointly, agrees to purchase the number of Additional Shares (subject to such adjustments to eliminate fractional shares as you may determine) which bears the same proportion to the total number of Additional Shares to be purchased as the number of Firm Shares set forth opposite the name of such Initial Purchaser in Schedule A bears to the total number of Firm Shares.

         Delivery to the Initial Purchasers of the Firm Shares shall take place at the offices of Davis Polk & Wardwell, 450 Lexington Avenue, New York, New York. Payment for the Firm Shares shall be made by wire transfer at 10:00 A.M., New York City time, on June 16, 1997 (the "Closing Date") of same day funds to such bank account as the Company shall designate. The Closing Date and the location of delivery of and the form of payment for the Firm Shares may be varied by agreement between you and the Company.

         Delivery to the Initial Purchasers of the Additional Shares to be purchased by the Initial Purchasers shall take place at the offices of Davis Polk & Wardwell, 450 Lexington Avenue, New York, New York. Payment for the Additional Shares shall be made by wire transfer at 10:00 A.M., New York City time, on the date specified in the exercise notice given by you pursuant to this Section (the "Option Closing Date") of same day funds to such bank account as the Company may designate. The Option Closing Date and the location of delivery of and the form of payment for the Additional Shares may be varied by agreement between you and the Company.

         Certificates representing the Shares shall be registered in such names and issued in such denominations as you shall request in writing not later than two full business days prior to the Closing Date or the Option Closing Date, as the case may be. Such certificates shall be made available to you for inspection not later than 9:30 A.M., New York City time, on the business day next preceding the Closing Date or the Option Closing Date, as the case may be. Certificates in definitive form evidencing the Shares shall be delivered to you on the Closing Date or the Option Closing Date, as the case may be, with any transfer taxes thereon duly paid by the Company for the respective accounts of the several Initial Purchasers against payment of the Share Price.

         The Company hereby agrees not to offer, sell, contract to sell, grant any option to purchase, or otherwise dispose of any Common Stock of the Company or any securities convertible into or exercisable or exchangeable for such Common Stock, except to the Initial Purchasers pursuant to this Agreement, and not to file any registration statement with respect to any such securities (other than on Form S-8, the Registration Statement and the registration statement on Form S-4 relating to the Chancellor Merger (as such term is defined in the Final Memorandum)), in each case for a period of 90 days after the date of the Final Memorandum, without the prior written consent of Alex. Brown & Sons Incorporated. Notwithstanding the foregoing, during such period
(i) the Company may grant stock options pursuant to the Company=s existing stock option plans or if the Chancellor Merger is consummated, the existing stock option plans of Chancellor Broadcasting Company ("Chancellor"), (ii) the Company may issue shares of its Common Stock upon the exercise of any option or warrant or the conversion of any security outstanding on the date hereof or granted pursuant to an existing stock option plan of the Company, or if the Chancellor Merger is consummated, granted pursuant an existing stock option plan of Chancellor, (iii) the Company may issue shares of its Class A Common Stock as consideration for radio station or radio station group acquisitions including in connection with the Chancellor Merger and (iv) the Company may honor registration rights obligations assumed by it in connection with the Chancellor Merger.

         4. Offering by the Initial Purchasers. The Initial Purchasers propose to make an offering of the Shares in a manner consistent with Section 8 hereof at the price and upon the terms set forth in the Final Memorandum, as soon as practicable after this Agreement is entered into and as in the judgment of the Initial Purchasers is advisable.

         5. Covenants of the Company. The Company covenants and agrees with the Initial Purchasers:

                 (a) To advise the Initial Purchasers promptly and, if requested by them, to confirm such advice in writing, (i) of the issuance by any state securities commission of any stop order suspending the qualification or exemption from qualification of the Securities for offering or sale in any jurisdiction, or the initiation of any proceedings for such purpose by any state securities commission or other regulatory authority, and (ii) during the period set forth in
         Section 5(d) below, of the happening of any event, or of any information becoming known, which makes any statement of a material fact made in the Final Memorandum untrue or which requires the making of any additions to or changes in the Final Memorandum in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Company shall use every reasonable effort to prevent the issuance of any stop order or order suspending the qualification or exemption of any of the Securities under any state securities or Blue Sky laws (and the Initial Purchasers will (at the sole expense of the Company) cooperate with the Company in connection therewith), and if at any time any state securities commission or other regulatory authority shall issue an order suspending the qualification or exemption of any of the Securities under any state securities or Blue Sky laws, the Company shall use every reasonable effort to obtain the withdrawal or lifting of such order at the earliest possible time, subject in any event to the provision in Section 5(c) below.

                 (b) The Company will not amend or supplement the Final Memorandum or any amendment or supplement thereto of which the Initial Purchasers shall not previously have been advised and furnished a copy for a reasonable period of time prior to the proposed amendment or supplement and as to which the Initial Purchasers shall not have given their consent. The Company will promptly, upon the reasonable request of the Initial Purchasers or counsel for the Initial Purchasers, make any amendments or supplements to the Preliminary Memorandum or the Final Memorandum that may be necessary or advisable in connection with the resale of the Shares by the Initial Purchasers.

                 (c) The Company will cooperate with the Initial Purchasers in arranging for the qualification of the Securities for offering and sale under the securities or "Blue Sky" laws of such jurisdictions as the Initial Purchasers may designate and will continue such qualifications in effect for as long as may be necessary to complete the resale of the Securities by the Initial Purchasers; provided, however, that in connection therewith the Company shall not be required to qualify as a foreign corporation or to execute a general consent to service of process or taxation in any jurisdiction in which it is not now so subject other than as to matters and transactions relating to the offer and sale of the Shares..

                 (d) If, at any time prior to the completion of the distribution by the Initial Purchasers of the Shares, any event occurs as a result of which the Final Memorandum as then amended or supplemented would include an untrue statement of a material fact, or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, or if for any other reason it is necessary at any time to amend or supplement the Final Memorandum in order to comply with applicable law, the Company will promptly notify the Initial Purchasers thereof and will prepare, at the Company's expense, an amendment to the Final Memorandum that corrects such statement or omission or effects such compliance.

                 (e) The Company will, without charge, provide to the Initial Purchasers and to counsel for the Initial Purchasers, as many copies of the Preliminary Memorandum and the Final Memorandum or any amendment or supplement thereto as the Initial Purchasers may reasonably request.

                 (f) For and during the five-year period ending on the fifth anniversary of this Agreement, the Company will furnish to the Initial Purchasers upon their reasonable request (without charge) copies of all reports and other communications (financial or otherwise) furnished by the Company to the holders of the Securities or the Trustee under the Indenture and, as soon as available, copies of any reports or financial statements furnished to or filed by the Company with the Commission or any national securities exchange on which any class of securities of the Company may be listed.

                 (g) Prior to the Closing Date, the Company will furnish to the Initial Purchasers, as soon as they have been prepared by or are available to the Company, a copy of any unaudited interim consolidated financial statements of the Company for any period subsequent to the period covered by its most recent financial statements appearing in the Final Memorandum.

                 (h) None the Company, any of its subsidiaries or any of their respective affiliates (as defined in Regulation 501(b) of Regulation D under the Act) will, directly or through any agent, sell, offer for sale or solicit offers to buy or otherwise negotiate in respect of any security (as defined in the Act) the offering of which security is or would be integrated with the sale of the Securities contemplated hereby in a manner which would require the registration of the Securities under the Act, and the Company will take all action that is appropriate to assure that its offerings of other securities will not be integrated for purposes of the Act with the offering contemplated hereby.

                 (i) The Company will not, and will not permit any of its subsidiaries to, engage in any form of general solicitation or general advertising (as those terms are used in Regulation D under the Act) in connection with the offering of the Securities or in any manner involving a public offering within the meaning of Section 4(2) of the Act.

                 (j) For so long as any of the Securities remain outstanding and are "restricted securities" within the meaning of Rule 144(a)(3) under the Act, the Company will make available at its expense, upon request, to any holder or beneficial owner of such Securities and any prospective purchasers thereof the information specified in Rule 144A(d) (4) under the Act, unless the Company is then subject to
         Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended.

                 (k) In the event that the Company or any of its affiliates (as defined in Rule 144(a)(1) under the Act) acquires any of the Securities, the Company or such affiliate will not sell or otherwise transfer such Securities other than to the Company or its affiliates.

                 (l) To comply in all material respects with all of its agreements set forth in the Registration Rights Agreement, and all agreements set forth in the representation letter of the Company to the Depository Trust Company relating to the approval of the Convertible Preferred Stock and the Debentures by the Depository Trust Company for "book-entry" transfer.

                 (m) The Company will use its best efforts to (i) permit the Shares and the Debentures to be designated PORTAL securities in accordance with the rules and regulations adopted by the NASD relating to trading in the Private Offerings, Resales and Trading through Automated Linkages market (the "Portal Market") and (ii) permit the Shares and Debentures to be eligible for clearance and settlement through The Depository Trust Company.

                 (n) The Company will apply the net proceeds from the sale of the Shares substantially as set forth under "Use of Proceeds" in the Final Memorandum.

                 (o) To not take any action prohibited by Regulation M under the Exchange Act in connection with the offering of the Shares contemplated hereby.

                 (p) To use its best efforts to do and perform all things required or necessary to be done and performed under this Agreement by the Company prior to the Closing Date or the Option Closing Date, as the case may be, and to satisfy all conditions precedent to the delivery of the Shares.

                 (q) To reserve and keep available at all times, free of preemptive rights, shares of Class A Common Stock for the purpose of enabling the Company to satisfy any obligations to issue shares of Class A Common Stock upon conversion of the Convertible Preferred Stock or the Debentures.

         6.      Expenses.   The Company agrees to pay the following costs and
expenses and all other costs and expenses incident to the performance of its obligations under this Agreement, whether or not the transactions contemplated herein are consummated or this Agreement is terminated pursuant to Section 11 hereof: (i) the printing, word processing or other production of documents with respect to such transactions, including any costs of printing the Preliminary Memorandum and the Final Memorandum and any amendments thereto, and any "Blue Sky" memoranda, (ii) all arrangements relating to the delivery to the Initial Purchasers of copies of the foregoing documents, (iii) the fees and disbursements of the counsel, the accountants and any other experts or advisors retained by the Company, (iv) the preparation (including printing), issuance and delivery to the Initial Purchasers of any certificates evidencing the Shares, including transfer agent=s fees, (v) the qualification of the Securities under state securities and "Blue Sky" laws, including filing fees and reasonable fees and disbursements of counsel for the Initial Purchasers relating thereto, (vi) the expenses of the Company in connection with any meetings with prospective investors in the Shares, (vii) the fees and expenses of the Transfer Agent and the Trustee, including fees and expenses of their counsel, (viii) any fees charged by rating agencies for the rating of the Shares and the Debentures, (ix) the fees and expenses, if any, incurred in connection with the admission of the Shares or the Debentures for trading on any appropriate trading system (such as PORTAL), and (x) the fees and expenses (including fees and expenses of counsel) of the Company in connection with approval of the Convertible Preferred Stock and the Debentures by the
Depository Trust Company for "book-entry" transfer.   If the issuance and sale
of the Shares provided for herein is not consummated because any condition to the obligations of the Initial Purchasers set forth in Section 7 hereof is not satisfied, because this Agreement is terminated pursuant to Section 11 hereof or because of any failure, refusal or inability on the part of the Company to perform all obligations and satisfy all conditions on its part to be performed or satisfied hereunder other than by reason of a default by the Initial Purchasers, the Company will reimburse the Initial Purchasers upon demand for all reasonable out-of-pocket expenses (including reasonable counsel fees and disbursements) that shall have been incurred by the Initial Purchasers in connection with the proposed purchase and sale of the Shares.

         7. Conditions of the Initial Purchasers= Obligations. The several obligations of the Initial Purchasers to purchase and pay for the Firm Shares shall, in their sole discretion, be subject to the following conditions:

                 (a) The Initial Purchasers shall have received opinions dated the Closing Date in form and substance satisfactory to the Initial Purchasers and counsel for the Initial Purchasers, dated the Closing Date, of Latham & Watkins, counsel to the Company, and Weil, Gotshal & Manges or Leibowitz & Associates, counsel to Chancellor, substantially in the form of Exhibits A and B, respectively, hereto.

                 (b) The Initial Purchasers shall have received an opinion, dated the Closing Date, of Davis Polk & Wardwell, counsel for the Initial Purchasers, with respect to certain legal matters relating to this Agreement, and such other related matters as the Initial Purchasers may require. In rendering such opinion, Davis Polk & Wardwell shall have received and may rely upon such certificates and other documents and information as they may reasonably request to pass upon such matters. In addition, in rendering their opinion, Davis Polk & Wardwell may state that their opinion is limited to matters of New York, Delaware corporate and federal law.

                 (c) The Initial Purchasers shall have received from KPMG Peat Marwick LLP, independent public accountants for the Company, WMZQ, Viacom, WDRQ, Riverside, WAXQ, WLIT, KYSR/KIBB, WDAS and KKSF/KDFC letters dated, respectively, the date hereof and the Closing Date, in form and substance satisfactory to the Initial Purchasers and counsel for the Initial Purchaser, provided, that the letter delivered on the Closing Date shall use a "cut off date" not earlier than the date of this Agreement.

                 (d) The Initial Purchasers shall have received from Coopers & Lybrand L.L.P., independent public accountants for Chancellor Broadcasting, letters dated, respectively, the date hereof and the Closing Date, in form and substance satisfactory to the Initial Purchasers and counsel for the Initial Purchasers, provided, that the letter delivered on the Closing Date shall use a "cut off date" not earlier than the date of this Agreement.

                 (e) The Initial Purchasers shall have received from Price Waterhouse LLP, independent public accountants for Century, letters dated, respectively, the date hereof and the Closing Date, in form and substance satisfactory to the Initial Purchasers and counsel for the Initial Purchasers, provided, that the letter delivered on the Closing Date shall use a "cut off date" not earlier than the date of this Agreement.

                 (f) The Initial Purchasers shall have received from Arthur Andersen LLP, independent public accountants for WJLB/WMXD, letters dated respectively, the date hereof and the Closing Date in form and substance satisfactory to the Initial Purchasers and counsel for the Initial Purchasers, provided, that the letter delivered on the Closing Date shall use a "cut off date" not earlier than the date of this Agreement.

                 (g) All the representations and warranties of the Company contained in this Agreement shall be true and correct on and as of the Closing Date with the same force and effect as if made on and as of the Closing Date.

                 (h) The issuance and sale of the Shares pursuant to this Agreement shall not be enjoined (temporarily or permanently) and no restraining order or other injunctive order shall have been issued or any action, suit or proceeding shall have been commenced with respect to this Agreement before any court or governmental authority (including, without limitation, the FCC).

                 (i) Since the date of the latest balance sheet included or incorporated by reference in the Final Memorandum, there shall not have been any material adverse change, or any development involving a prospective material adverse change, in the condition, financial or otherwise, or in the earnings, affairs or business prospects, whether or not arising in the ordinary course of business, of the Company,
         (ii) since the date of the latest balance sheet included or incorporated by reference in the Final Memorandum there shall not have been any change, or any development involving a prospective material adverse change, in the capital stock or in the long-term debt of the Company from that set forth in the Final Memorandum, (iii) the Company and its subsidiaries shall have no liability or obligation, direct or contingent, which is material to the Company and its subsidiaries, taken as a whole, other than those reflected in the Final Memorandum and (iv) on the Closing Date you shall have received a certificate dated the Closing Date, signed by Scott K. Ginsburg and Matthew E. Devine, in their capacities as the Chief Executive Officer and Chief Financial Officer of the Company, confirming the matters set forth in paragraphs (g), (h) and (i) of this Section 7.

                 (j) On the Closing Date, the Initial Purchasers shall have received the Registration Rights Agreement executed by the Company and such agreement shall be in full force and effect at all times from and after the Closing Date.

                 (k) On or before the Closing Date, (i) the Certificate of Designation shall have been filed with the Secretary of State of the State of Delaware and (ii) the Initial Purchasers and counsel for the Initial Purchasers shall have received such further documents, opinions, certificates and schedules or instruments relating to the business, corporate, legal and financial affairs of the Company as they shall have heretofore reasonably requested from the Company.

                 (l) The Convertible Preferred Stock shall have been rated no less than B by Standard & Poors Ratings Services.

                 (m) The Company shall not have failed at or prior to the Closing Date to perform or comply in any material respect with any of the agreements herein contained and required to be performed or complied with by the Company at or prior to the Closing Date.

                 (n) The Company shall have complied with the provisions with respect to printing and furnishing of Final Memorandum set forth in
         Section 5(e) hereof by the business day next succeeding the date of this Agreement.

         All such documents, opinions, certificates and schedules or instruments delivered pursuant to this Agreement will comply with the provisions hereof only if they are reasonably satisfactory in all material respects to the Initial Purchasers and counsel for the Initial Purchasers. The Company shall furnish to the Initial Purchasers such conformed copies of such documents, opinions, certificates and schedules or instruments in such quantities as the Initial Purchasers shall reasonably request.

         The several obligations of the Initial Purchasers to purchase Additional Shares hereunder are subject to the delivery to you on the Option Closing Date of such documents as you may reasonably request with respect to the good standing of the Company, the due authorization and issuance of the Additional Shares and other matters related to the issuance of such Shares.

         8. Offering of Securities; Restrictions on Transfer. Each of the Initial Purchasers represents and warrants to, and agrees with, the Company that (i) it is a Qualified Institutional Buyer (as defined in Rule 144A under the Act) with such knowledge and experience in financial and business matters as are necessary in order to evaluate the events and risks of an investment in the Securities, (ii) it is not acquiring the Convertible Preferred Stock with a view to any distribution thereof that would violate the Act or the securities laws of any state, (iii) it has not and will not solicit offers for, or offer or sell, the Convertible Preferred Stock by any form of general solicitation or general advertising (as those terms are used in Regulation D under the Act) or in any manner involving a public offering within the meaning of Section 4(2) of the Act;(iv) it has and will solicit offers for the Convertible Preferred Stock only from, and will offer and sell the Convertible Preferred Stock only to (x) persons whom it reasonably believes to be Qualified Institutional Buyers or, if any such person is buying for one or more institutional accounts for which such person is acting as fiduciary or agent, only when such person has represented to the Initial Purchasers that each such account is a Qualified Institutional Buyer, to whom notice has been given that such sale or delivery is being made in reliance on Rule 144A, and, in each case, in transactions under Rule 144A or
(y) a limited number of institutional "accredited investors," as defined in Rule 501(a)(1), (2), (3) or (7) promulgated under the Act, that prior to their purchase of the Shares, deliver to such Initial Purchaser a letter containing the representations and agreements set forth in Annex A to the Final Memorandum, and (v) it has and will comply with all provisions of the federal securities laws and the rules and regulations of the Commission thereunder in connection with the offering of the Shares contemplated herein and the applicable provisions set forth under the captions "Transfer Restrictions" and "Private Placement" in the Final Memorandum.

         9.   Indemnification and Contribution.

                  (a) The Company agrees to indemnify and hold harmless each Initial Purchaser and each person, if any, who controls any Initial Purchaser within the meaning of Section 15 of the Act or Section 20 of the Exchange Act, from and against any and all losses, claims, damages, liabilities and judgments caused by any untrue statement or alleged untrue statement of a material fact contained in the Final Memorandum (as amended or supplemented if the Company shall have furnished any amendments or supplements thereto) or the Preliminary Memorandum or caused by any omission or alleged omission to state therein a material fact or necessary to make the statements therein not misleading, except insofar as such losses, claims, damages, liabilities or judgments are caused by any such untrue statement or omission or alleged untrue statement or omission based upon information relating to any Initial Purchaser furnished in writing to the Company by or on behalf of any Initial Purchaser through you expressly for use therein; provided, however, that the foregoing indemnity agreement with respect to the Preliminary Memorandum shall not inure to the benefit of any Initial Purchaser from whom the person asserting any such losses, claims, damages or liabilities purchased Shares, or any person controlling such Initial Purchaser, if a copy of the Final Memorandum was not sent or given by or on behalf of such Initial Purchaser to such person at or prior to the written confirmation of the sale of the Shares to such person, and if the Final Memorandum would have cured the defect giving rise to such loss, claim, damage or liability.

                 (b) In case any action shall be instituted involving any person in respect of which indemnity may be sought pursuant to Section 9(a), based upon the Preliminary Memorandum or the Final Memorandum or any amendment or supplement thereto, such person (the "indemnified party") shall promptly notify the person against whom such indemnity may be sought (the "indemnifying party") in writing and the indemnifying party shall assume the defense thereof, including the employment of counsel reasonably satisfactory to such indemnified party and payment of all fees and expenses. Any indemnified party shall have the right to employ separate counsel in any such action and participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such indemnified party unless (i) the employment of such counsel shall have been specifically authorized in writing by the indemnifying party, (ii) the indemnifying party shall have failed to assume the defense and employ counsel or (iii) the named parties to any such action (including any impleaded parties) include both the indemnifying party and the indemnified party and such indemnified party shall have been advised by such counsel that there may be one or more legal defenses available to it which are different from or additional to those available to the indemnifying party (in which case the indemnifying party shall not have the right to assume the defense of such action on behalf of such indemnified party, it being understood, however, that the indemnifying party shall not, in connection with any one such action or separate but substantially similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable for (A) the fees and expenses of more than one separate firm of attorneys (in addition to any local counsel) for all such Initial Purchasers and all persons, if any, who control any Initial Purchasers within the meaning of Section 15 of the Act or Section 20 of the Exchange Act, which firm shall be designated in writing by Alex. Brown & Sons Incorporated and (B) the fees and expenses of more than one separate firm of attorneys (in addition to any local counsel) for the Company, its directors, and each person, if any, who controls the Company within the meaning of either such Section, which firm shall be designated in writing by the Company, and that all such fees and expenses shall be reimbursed as they are incurred). The indemnifying party shall not be liable for any settlement of any such action effected without its written consent but if settled with the written consent of such indemnifying party, such indemnifying party agrees to indemnify and hold harmless the indemnified party from and against any loss or liability by reason of such settlement. No indemnifying party shall, without the prior written consent of the indemnified party, effect any settlement of any pending or threatened proceeding in respect of which any indemnified party is or could have been a party and indemnity could have been sought hereunder by such indemnified party, unless such settlement includes an unconditional release of such indemnified party from all liability on claims that are the subject matter of such proceeding.

                 (c) Each Initial Purchaser agrees, severally and not jointly, to indemnify and hold harmless the Company, its directors and any person controlling the Company within the meaning of Section 15 of the Act or Section 20 of the Exchange Act, to the same extent as the foregoing indemnity from the Company to each Initial Purchaser but only with reference to information relating to such Initial Purchaser furnished in writing by or on behalf of such Initial Purchaser through you expressly for use in the Preliminary Memorandum or the Final Memorandum and any amendment or supplement thereto. In case any action shall be brought against the Company, any of its directors or any person controlling the Company based on the Preliminary Memorandum or the Final Memorandum or any amendment or supplement thereto and in respect of which indemnity may be sought against any Initial Purchaser, the Initial Purchaser shall have the rights and duties given to the Company (except that if the Company shall have assumed the defense thereof, such Initial Purchaser shall not be required to do so, but may employ separate counsel therein and participate in the defense thereof but the fees and expenses of such counsel shall be at the expense of such Initial Purchaser), and the Company, its directors and any controlling person of the Company shall have the rights and duties given to the Initial Purchasers by Section 9(b) hereof.

                 (d) If the indemnification provided for in this Section 9 is unavailable to an indemnified party in respect of any losses, claims, damages, liabilities or judgments referred to therein, then each indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages, liabilities and judgments (i) in such proportion as is appropriate to reflect the relative benefits received by the indemnifying party or parties on the one hand and the indemnified party or parties on the other hand from the offering of the Shares or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the indemnifying party or parties on the one hand and of the indemnified party or parties on the other in connection with the statements or omissions which resulted in such losses, claims, damages, liabilities or judgments, as well as any other relevant equitable considerations. The relative benefits received by the Company and the Initial Purchasers shall be deemed to be in the same proportion as the total net proceeds from the offering (before deducting expenses) received by the Company and the total discounts received by the Initial Purchasers, bear to the total price to the public of the Shares, in each case as set forth in the table on the cover page of the Final Memorandum. The relative fault of the Company and the Initial Purchasers shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the Company or the Initial Purchasers and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

         The Company and the Initial Purchasers agree that it would not be just and equitable if contribution pursuant to this Section 9(d) were determined by pro rata allocation (even if the Initial Purchasers were treated as one entity for such purpose) or by any other method of allocation which does not take account of the equitable considerations referred to in the immediately preceding paragraph. The amount paid or payable by an indemnified party as a result of the losses, claims, damages, liabilities or judgments referred to in the immediately preceding paragraph shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this Section 9, no Initial Purchaser shall be required to contribute any amount in excess of the amount by which the total price at which the Shares purchased by it and distributed to the public were offered to the public exceeds the amount of any damages which such Initial Purchaser has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. The Initial Purchasers' obligations to contribute pursuant to this Section 9(d) are several in proportion to the respective number of Shares purchased by each of the Initial Purchaser hereunder and not joint.

         10. Survival Clause. The respective representations, warranties, agreements, covenants, indemnities and other statements of the Company and the Initial Purchasers set forth in this Agreement or made by or on behalf of them, respectively, pursuant to this Agreement shall remain in full force and effect, regardless of (i) any investigation made by or on behalf of the Company, any of its officers or directors, the Initial Purchasers or any controlling person referred to in Sections 9(a) hereof and (ii) delivery of and payment for the Shares. The respective agreements, covenants, indemnities and other statements set forth in Sections 6 and 9 hereof shall remain in full force and effect, regardless of any termination or cancellation of this Agreement.

         11.   Termination.

                  (a) This Agreement may be terminated at any time prior to the Closing Date by you by written notice to the Company if any of the following has occurred: (i) since the respective dates as of which information is given in the Final Memorandum, any material adverse change or development involving a prospective material adverse change in the condition, financial or otherwise, of the Company or any of its subsidiaries or the earnings, affairs, or business prospects of the Company or any of its subsidiaries, whether or not arising in the ordinary course of business, which would, in your judgment, make it impracticable to market or consummate the sale of the Shares on the terms and in the manner contemplated in the Final Memorandum, (ii) any outbreak or escalation of hostilities or other national or international calamity or crisis or change in economic conditions or in the financial markets of the United States or elsewhere that, in your judgment, is material and adverse and would, in your judgment, make it impracticable to market the Shares on the terms and in the manner contemplated in the Final Memorandum, (iii) trading of the Class A Common Stock shall have been suspended on the NASDAQ National Market System, (iv) the suspension or material limitation of trading in securities on the New York Stock Exchange, the American Stock Exchange or the NASDAQ National Market System or limitation on prices for securities on any such exchange or National Market System, (v) the enactment, publication, decree or other promulgation of any federal or state statute, regulation, rule or order of any court or other governmental authority which in your opinion materially and adversely affects, or will materially and adversely affect, the business or operations of the Company or any Subsidiary, (vi) the declaration of a banking moratorium by either federal or New York State authorities or
         (vii) the taking of any action by any federal, state or local government or agency in respect of its monetary or fiscal affairs which in your opinion has a material adverse effect on the financial markets in the United States.

                 (b) Termination of this Agreement pursuant to this Section 11 shall be without liability of any party to any other party except as provided in Section 10 hereof.

         12. Notices. All communications hereunder shall be in writing and, if sent to the Initial Purchasers, shall be mailed or delivered or telecopied and confirmed in writing to Alex. Brown & Sons Incorporated, One South Street, Baltimore, Maryland 21202, Attention: Syndicate Department, and BT Securities Corporation, One Bankers Trust Plaza, 130 Liberty Street, New York, NY 10006,
Attention: Corporate Finance Department; if sent to the Company, shall be mailed or delivered or telecopied and confirmed in writing to the Company at 433 East Las Colinas Boulevard, Suite 1130, Irving, Texas 75039, Attention:
Chief Financial Officer.

         All such notices and communications shall be deemed to have been duly given: when delivered by hand, if personally delivered; five business days after being deposited in the mail, postage prepaid, if mailed; and one business day after being timely delivered to a next-day air courier.

         13. Successors. This Agreement shall inure to the benefit of and be binding upon the Initial Purchasers, the Company and their respective successors and legal representatives, and nothing expressed or mentioned in this Agreement is intended or shall be construed to give any other person any legal or equitable right, remedy or claim under or in respect of this Agreement, or any provisions herein contained; this Agreement and all conditions and provisions hereof being intended to be and being for the sole and exclusive benefit of such persons and for the benefit of no other person except that (i) the indemnities of the Company contained in Section 9 of this Agreement shall also be for the benefit of any person or persons who control the Initial Purchasers within the meaning of Section 15 of the Act or Section

20 of the Exchange Act and (ii) the indemnities of the Initial Purchasers contained in Section 9 of this Agreement shall also be for the benefit of the directors of the Company, its officers and any person or persons who control the Company within the meaning of Section 15 of the Act or Section 20 of the Exchange Act. No purchaser of Securities from the Initial Purchasers will be deemed a successor because of such Purchaser.

         14. APPLICABLE LAW. THE VALIDITY AND INTERPRETATION OF THIS AGREEMENT, AND THE TERMS AND CONDITIONS SET FORTH HEREIN, SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ANY PROVISIONS RELATING TO CONFLICTS OF LAW.

         15. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         16. Default of Initial Purchasers. If on the Closing Date or on the Option Closing Date, as the case may be, any one or more of the Initial Purchasers shall fail or refuse to purchase the Firm Shares or Additional Shares, as the case may be, which it or they have agreed to purchase hereunder on such date and the aggregate number of Firm Shares or Additional Shares, as the case may be, which such defaulting Initial Purchaser or Initial Purchasers, as the case may be, agreed but failed or refused to purchase is not more than one-tenth of the total number of Shares to be purchased on such date by all Initial Purchasers, each non-defaulting Initial Purchaser shall be obligated severally, in the proportion which the number of Firm Shares set forth opposite its name in Schedule A hereto, as the case may be, bears to the total number of Firm Shares which all the non-defaulting Initial Purchasers, as the case may be, have agreed to purchase, or in such other proportion as you may specify, to purchase the Firm Shares or additional Shares, as the case may be, which such defaulting Initial Purchaser or Initial Purchasers, as the case maybe, agreed but failed or refused to purchase on such date; provided that in no event shall the number of Shares which any Initial Purchaser has agreed to purchase pursuant to Section 3 hereof be increased pursuant to this Section 16 by an amount in excess of one-ninth of such number of Shares without the written consent of such Initial Purchaser. If on the Closing Date or on the Option Closing Date, as the case may be, any Initial Purchaser or Initial Purchasers shall fail or refuse to purchase Firm Shares or Additional Shares, as the case may be, and the aggregate number of Firm Shares or Additional Shares with respect to which such default occurs is more than one-tenth of the aggregate number of Shares to be purchased on such date by all Initial Purchasers and arrangements satisfactory to you and the Company for purchase of such Shares are not made within 48 hours after such default, this Agreement will terminate without liability on the part of any non- defaulting Initial Purchasers and the Company. In any such case which does not result in termination of this Agreement, either you or the Company shall have the right to postpone the Closing Date or the Option Closing Date, as the case may be, but in no event for longer than seven days, in order that the required changes, if any, in the Final Memorandum or any other documents or arrangements may be effected. Any action taken under this paragraph shall not relieve any defaulting Initial Purchaser from liability in respect of any default of any such Initial Purchaser under this Agreement.

         If the foregoing correctly sets forth our understanding, please indicate your acceptance thereof in the space provided below for that purpose, whereupon this letter shall constitute a binding agreement among the Company and the Initial Purchasers.


                                          Very truly yours,

                                          EVERGREEN MEDIA CORPORATION

                                          By: /s/ Matthew E. Devine
                                             ----------------------------------
                                              Name:  Matthew E. Devine
                                              Title: Senior Vice President and
                                                     Chief Financial Officer

The foregoing Agreement is hereby confirmed and accepted as of the date first above written.


ALEX. BROWN & SONS INCORPORATED
BT SECURITIES CORPORATION
CREDIT SUISSE FIRST BOSTON CORPORATION
GOLDMAN, SACHS & CO.
NATIONSBANC CAPITAL MARKETS, INC.
TD SECURITIES (USA) INC.



BY:  ALEX. BROWN & SONS INCORPORATED


By: /s/ Jeffrey S. Amling
   ----------------------------------
    Name:  Jeffrey S. Amling
    Title: Managing Director

                                   SCHEDULE A


                          INITIAL PURCHASER                              NUMBER OF SHARES
                          -----------------                              ----------------
 Alex. Brown & Sons Incorporated . . . . . . . . . . . . . . . . .            916,668

 BT Securities Corporation . . . . . . . . . . . . . . . . . . . .            916,668

 Credit Suisse First Boston Corporation  . . . . . . . . . . . . .            916,666

 Goldman, Sachs & Co.  . . . . . . . . . . . . . . . . . . . . . .            916,666

 NationsBanc Capital Markets, Inc. . . . . . . . . . . . . . . . .            916,666

 TD Securities (USA) Inc.  . . . . . . . . . . . . . . . . . . . .            916,666

      Total  . . . . . . . . . . . . . . . . . . . . . . . . . . .          5,500,000

                                                                       EXHIBIT A

                      FORM OF OPINION OF LATHAM & WATKINS

         Capitalized terms herein have the meanings provided therefore in the Purchase Agreement to which this form of opinion is an Exhibit. The opinion of Latham & Watkins described in this Exhibit shall be rendered to the Initial Purchasers at the request of the Company and shall so state therein.

                          (i) The Company has been duly incorporated, is validly existing as a corporation in good standing under the laws of its jurisdiction of incorporation and has the corporate power and authority required to carry on its business and to own, lease and operate its properties as described in the Final Memorandum.

                         (ii) Based solely on certificates of public officials, the Company is qualified to do business in each jurisdiction listed in such opinion.

                        (iii) All the shares of capital stock of the Company outstanding prior to the issuance of the Shares have been duly authorized and validly issued and are fully paid, non-assessable and not subject to any preemptive or, to the best knowledge of such counsel, similar rights that entitle or will entitle any person to acquire shares of capital stock from the Company upon the issuance of the Shares by the Company.

                         (iv)    The Purchase Agreement has been duly
                 authorized, executed and delivered by the Company.

                          (v) The statements in the Final Memorandum under the captions "Offering Memorandum Summary - Recent Developments," "Risk Factors - Necessity of Governmental Reviews and Approvals Prior to Consummation of the Pending Transactions; Required Dispositions," "Risk Factors - Radio Industry Subject to Federal Regulation," "Risk Factors - Antitrust Matters," "Risk Factors - FCC Consent For Viacom Acquisition," "Risk Factors - Chancellor Viacom Acquisition; Financing," "Risk Factors - Limitation on Ability to Pay Dividends," "Business and Properties - Recent Developments," "Business and Properties -

                 Federal Regulation of Radio Broadcasting Industry," "Business and Properties - Legal Proceedings," "Management and Board of Directors - Employment Agreements," "Description of the Convertible Preferred Stock," "Description of Exchange Debentures," "Registration Rights; Liquidated Damages," "Description of Certain Indebtedness," "Description of Capital Stock" and "Certain United States Federal Income Tax Considerations," insofar as such statements constitute a summary of legal matters, documents or proceedings referred to therein, are accurate in all material respects.

                        (vi) The execution, delivery and performance of the Purchase Agreement, the Indenture, the Registration Rights Agreement and the Certificate of Designation, compliance by the Company with all the provisions thereof, the issuance and sale of the Shares, the issuance of the Debentures upon exchange of the Shares (assuming that the issuance of the Debentures upon exchange of the Shares were to take place on the date hereof), the issuance of Class A Common Stock upon conversion of the Shares and the Debentures, as applicable, and the consummation of the transactions contemplated thereby will not (A) require any consent, approval, authorization or other order of any Federal or New York State court, regulatory body, administrative agency or other governmental body, including the FCC, except (subject to clause (xxii) below, and assuming reliance by such counsel on the accuracy of the representations, warranties and agreements referred to therein) (x) such as have been obtained or made and are in full force and effect, (y) in the case of the performance of and compliance with the Registration Rights Agreement, such as will be obtained and made under the Act and the TIA and (z) as may be required under Blue Sky laws of the various states; (B) result in a violation of the Certificate of Incorporation or by-laws of the Company; (C) require any consent or approval (which has not been obtained) of the parties to, or result in a breach of or a default under, any agreement or other instrument to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries or their respective properties are bound that is identified to such counsel in a certificate of an officer of the Company as being material to the business of the Company and its subsidiaries, except that the issuance of the Debentures upon exchange of the Shares on the Closing Date would require obtaining consents under the Senior Credit Facility (including the

                 Company's guarantee of Evergreen LA=s obligations thereunder) and the Chancellor Merger Agreement; or (D) violate or conflict with any Federal or New York State laws or administrative regulations (except that for purposes of the opinion set forth in this clause (vi) such counsel need express no opinion with respect to federal or New York State securities laws) including without limitation the Communications Act, court decrees or rulings known to such counsel and applicable to the Company or any of its subsidiaries or their respective properties; or (E) result in termination or revocation of any of the FCC Licenses listed in Attachment 1 to this Exhibit A or result in any other material impairment of the rights of the holder of any such FCC License; except with respect to (A), (C) and (D), where the failure to obtain such consent or approval or such breach, default, violation or conflict could not reasonably be expected to have a material adverse effect on the Company and its subsidiaries, taken as a whole, or impair the ability of the Company and its subsidiaries to consummate the transactions contemplated hereby.

                        (vii) To the best knowledge of such counsel, there is no legal or governmental proceeding pending or threatened to which the Company or any of its subsidiaries is a party or to which any of their respective property (including without limitation Licenses) is subject which is required to be described in the Final Memorandum and is not so described, and there is no contract or other document which is required to be described in the Memorandum; there are no material contracts or other documents which would be required to be described in a prospectus pursuant to the Act that are not described in the Final Memorandum.

                        (viii) The Company's subsidiaries validly hold the FCC Licenses listed on Attachment 1 of this Exhibit A, each of which is in full force and effect on the date hereof, and, to such counsel's knowledge, based on inquiry of the Company and review of the FCC's public files, the FCC Licenses constitute the only material licenses or other authorizations of the FCC as are required by the Communications Act of 1934, as amended, and the rules, regulations and orders of the FCC in order to operate the radio stations listed in Exhibit A of this opinion on the frequencies and in the communities of the licenses listed in Exhibit A of this opinion.

                        (ix) To such counsel's knowledge, based solely on inquiry of officers of the Company and review of the FCC's public files, none of the FCC Licenses listed in such opinion is the subject of any proceedings with respect to the possible revocation of such FCC Licenses.

                         (x) Each subsidiary listed in such opinion (a "Significant Subsidiary") has been duly incorporated, is validly existing as a corporation in good standing under the laws of its jurisdiction of incorporation and has the corporate power and authority required to carry on its business and to own, lease and operate its properties as described in the Final Memorandum.

                        (xi) All of the outstanding shares of capital stock of such Significant Subsidiary have been duly authorized and validly issued and are fully paid and non-assessable, and to the best knowledge of such counsel, based solely on a review of each such subsidiary's stock records and inquiries of officers of the Company, are owned, directly or indirectly, by the Company, free and clear of any security interest, claim, lien, encumbrance or adverse interest of any nature other than the stock pledge securing certain obligations of the Company and Evergreen LA under the Senior Credit Facility.

                       (xii) The Company is not and, after giving effect to the offering and sale of the Shares and the application of the proceeds thereof as described in the Final Memorandum, will not be an "investment company" as such term is defined in the meaning of the Investment Company Act of 1940, as amended.

                      (xiii) Each document filed pursuant to the Exchange Act and incorporated by reference in the Final Memorandum (except for financial statements, pro forma financial statements and other financial and statistical data included therein as to which no opinion need be expressed) complied when so filed as to form in all material respects with the Exchange Act and the applicable rules and regulations of the Commission thereunder.

                       (xiv) Each of the Pending Evergreen Transactions Agreements has been duly authorized, executed and delivered by the Company or one or more subsidiaries of the Company and (other than the Chancellor Merger Agreement as to which it is understood, that no opinion as to enforceability will be delivered) constitutes the valid and binding agreement of the Company and/or such subsidiary or subsidiaries party thereto, subject to (i) the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the rights or remedies of creditors, (ii) the effect of general principles of equity, whether enforcement is considered in a proceeding in equity or law and the discretion of the court before which any proceeding therefor may be brought, (iii) the unenforceability under certain circumstances under law or court decisions of provisions providing for the indemnification of or contribution to a party with respect to a liability where such indemnification or contribution is contrary to public policy and (iv) the unenforceability of any provision requiring the payment of attorneys' fees, except to the extent that a court determines such fees to be reasonable.

                        (xv) The Debentures have been duly authorized by the Company for issuance and, when executed by the Company and authenticated by the Trustee in accordance with the provisions of the Indenture and delivered upon the exchange of the Shares, in accordance with the Certificate of Designation, will have been duly executed, issued and delivered and will constitute valid and legally binding obligations of the Company, entitled to the benefits of the Indenture and enforceable against the Company in accordance with their terms (except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors' rights generally or by general equity principles). The Company has all requisite corporate power and authority to execute, deliver and perform its obligations under the Indenture; the Indenture has been duly authorized by the Company and meets the requirements for qualification under the TIA and, when executed and delivered by the Company (assuming the due authorization, execution and delivery by the Trustee), will constitute a valid and legally binding agreement of the Company, enforceable against it in accordance with its terms (except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors' rights generally or by general equity principles).

                        (xvi) The Company has all requisite corporate power and authority to execute and deliver the Registration Rights

                 Agreement; the Registration Rights Agreement has been duly authorized by the Company and, when executed and delivered by the Company (assuming due authorization, execution and delivery by the Initial Purchasers), will constitute a valid and legally binding agreement of the Company enforceable against it in accordance with its terms (except (x) as any rights for indemnity and contribution thereunder may be limited by applicable law and (y) as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors' rights generally or by general equity principles).

                      (xvii) To the best of our knowledge, there are no holders of securities of the Company who, by reason of the execution by the Company of any of the Certificate of Designation, the Indenture, the Registration Rights Agreement or the Purchase Agreement or the consummation of the transactions contemplated therein, have the right to request or demand that the Company register under the Act any securities held by them, except that holders of Convertible Preferred Stock, Debentures issuable on exchange thereof or shares of Class A Common Stock issuable upon conversion thereof will have registration rights pursuant to the Registration Rights Agreement.

                     (xviii)   The Certificate of Designation has been duly
                 authorized, executed and delivered by the Company and filed with the Secretary of State of the State of Delaware. The Shares, have been duly authorized, and when issued and delivered to the Initial Purchasers against payment therefor as provided by the Purchase Agreement, will have been validly issued and will be fully paid and nonassessable and the issuance of such Shares is not subject to any preemptive or, to the best of such counsel's knowledge, similar rights that entitle or will entitle any person to acquire shares of capital stock from the Company upon the issuance thereof by the Company.

                       (xix) All the shares of Class A Common Stock of the Company to be issued upon conversion of the Convertible Preferred Stock and the Debentures have been duly authorized and reserved for issuance upon such conversion and, when issued upon such conversion in accordance with the Certificate of Designation or the Indenture, respectively, will be validly issued, fully paid and non-assessable and the issuance of such securities will not be subject to any preemptive or, to the best of such counsel's knowledge, similar rights that entitle or will entitle any person to acquire shares of capital stock from the Company upon the issuance thereof by the Company.

                        (xx) The Convertible Preferred Stock satisfies the requirements set forth in Rule 144A(d)(3) under the Act.

                       (xxi) Assuming the statements made therein are true and correct, the Final Memorandum, as of its date, and each amendment or supplement prepared by the Company, if any, thereto, as of its date (except for the financial statements, including the notes thereto, and other financial and statistical data included therein, as to which no opinion need to expressed), comply as to form in all material respects with the requirements of, Rule 144A(d)(4) under the Act.

                      (xxii)    Assuming the accuracy of (1) the
                 representations, warranties and agreements of the Company in Sections 2(kk), 2(ll), 5(h), 5(i), 5(j) and 5(k) of the Purchase Agreement, (2) the representations, warranties and agreements of the Initial Purchasers in Section 8 of the Purchase Agreement and (3) the representations, warranties and agreements made in accordance with the Purchase Agreement and Final Memorandum of the purchasers to whom the Initial Purchasers initially resell Shares (including in the letters delivered or to be delivered by accredited investors (the form of which is attached as Annex A to the Final Memorandum), it is not necessary in connection with the offer, sale and delivery of the Shares to the Initial Purchasers under the Purchase Agreement or in connection with the initial resale of the Shares by the Initial Purchasers in the manner contemplated by the Purchase Agreement and the Final Memorandum to register the Securities under the Act or to qualify the Indenture under the TIA; provided that such counsel need express no opinion as to when and under what circumstances the Securities may be otherwise resold.

         We have participated in conferences with directors, officers and other representatives of the Company, representatives of the independent public accountants for the Company and representatives of the Initial Purchasers at which the contents of the Final Memorandum and related matters were discussed and, although we are not passing upon, and do not assume any responsibility for, the accuracy, completeness or fairness of the statements contained in the Final Memorandum and have not made any independent check or verification thereof (other than as stated in clause (v), (viii), (ix) and (xi) above), during the course of such participation (relying as to materiality to a large extent upon the statements of officers and other representatives of the Company), no facts came to our attention that caused us to believe that the Final Memorandum, as of its date or as of the Closing Date, contained an untrue statement of a material fact or omitted to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; it being understood that we express no belief with respect to the financial statements, pro forma financial statements and other financial and statistical data included or incorporated by reference in the Final Memorandum.

         Any statement herein that is qualified by "to the best of our knowledge" or a similar phrase, is intended to indicate that those attorneys in the firm who have rendered legal services to the Company in connection with the offering of the Shares, the Completed Evergreen Transactions, the Chancellor Merger, the Pending Evergreen Transactions and the Senior Credit Facility (each as defined in the Final Memorandum), and in connection with matters relating to the FCC and the HSR Act (as defined in the Final Memorandum) do not have current actual knowledge of the inaccuracy of such statement and that, except as otherwise expressly indicated, such counsel has not undertaken any independent investigation to determine the accuracy of such statement.

                                                                       EXHIBIT B

                   FORM OF OPINION OF WEIL, GOTSHAL & MANGES

         Capitalized terms herein have the meanings provided therefore in the Purchase Agreement to which this form of opinion is an Exhibit. The opinion of Weil, Gotshal & Manges and/or Leibowitz Associates described in this Exhibit shall be rendered to you at the request of the Company and shall so state therein.

                          (i) Each of the Pending Chancellor Agreements has been duly authorized, executed and delivered by Chancellor or one or more of its subsidiaries and constitutes the valid and binding agreements of Chancellor and/or its subsidiaries enforceable against Chancellor or such subsidiary or subsidiaries, as the case may be (except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors= rights generally or by general equity principles). Chancellor has been duly incorporated, is validly existing as a corporation in good standing under the laws of its jurisdiction of incorporation and has the corporate power and authority required to carry on its business and to own, lease and operate its properties as described in the Final Memorandum.





                                      B-1